EXHIBIT 2.02
                            ACQUISITION AGREEMENT


AGREEMENT dated the 1st day of December, 1994, by and among Medical Reference Laboratories, Inc., a Montana corporation (the "Company"); Hoyle E. Setzer, M.D. of Billings, Montana, Paul W. Holley, M.D. of Billings, Montana, Virgil
L. Minden of Vancouver, Washington, Scott K. Steinfeldt of Billings, Montana, and Saint Vincent Hospital and Health Center, Billings, Montana ("SVHHC") (collectively the "Shareholders", the Company and the Shareholders hereinafter collectively referred to as the "Sellers" and each of them as a "Seller"); and Corning Incorporated, a New York corporation ("Corning") and MRL NuCor, Inc., a Delaware corporation and a wholly owned subsidiary of Corning ("NuCor") (Corning and NuCor hereinafter collectively referred to as the "Corning Parties" and each of them as a "Corning Party").

WHEREAS, the Company operates a clinical laboratory testing business, including the provision of pathology services (the "Business"), located in and serving the geographical area set forth on Schedule I hereto (the "Territory"); and

WHEREAS, Corning desires to cause NuCor to acquire substantially all of the assets and certain of the liabilities of the Company as provided herein in exchange for shares of common stock of Corning, par value $0.50 per share (the "Corning Common Stock") in a transaction qualifying as a reorganization as defined in Section 368(a)(1)(C) of the Internal Revenue Code of 1986 (the "Code"), upon the terms and conditions hereinafter set forth; and

WHEREAS, the Shareholders are the sole shareholders of the Company and are entering into this Agreement as an inducement to Corning and NuCor to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and intending to be legally bound hereby, the parties hereto declare, covenant and agree as follows:

                                  ARTICLE I
                         PURCHASE AND SALE OF ASSETS

1.01. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Veeder Law Firm, 400 North Broadway, Billings, Montana, at 9:00 A.M., local time, on December 1, 1994, or such other date, time or place as shall be mutually agreed upon (the "Closing Date").

1.02. Assets Being Sold and Purchased.

  (a) Subject to and upon the terms and conditions of this Agreement, at the Closing the Company shall transfer, sell, convey, assign and deliver to NuCor (by instruments in form and substance satisfactory to Corning), and NuCor shall purchase from the Company, all of the Company's right and title to and interest in the Business, and all of its properties and assets of every kind, nature and description used in the Business, as the same existed immediately prior to the Closing, excluding those assets listed in Schedule 1.02, and including, without limitation, the following:

    (i) its customer list attached hereto as Schedule 1.02A;

    (ii) all tangible assets used in the Business whether owned or leased, including without limitation all equipment, instruments, tools, vehicles, furniture and office equipment and all fixtures and leasehold improvements as listed on Schedules 1.02B-1 (owned) and 1.02B-2 (leased);

    (iii) all of its inventory used in the operation of the Business existing as of the Closing Date;

    (iv) all of its right, title and interest under manufacturers' and vendors' warranties in connection with the assets being transferred hereunder;

    (v) all of its right, title and interest in agreements to provide services, equipment and real estate leases, equipment maintenance agreements, non-competition and proprietary information agreements, debt agreements and instruments, and other agreements listed on Schedule 1.02C hereto (the "Assigned Agreements");

    (vi) all of its right, title and interest in and to its trade names, including but not limited to the name Medical Reference Laboratories, and service marks and trademarks used in connection with the Business and the right to use the logo as set forth on Schedule 1.02D hereto;

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(vii) all prepaid expenses and deposits existing as of the Closing Date and listed on the Latest Balance Sheet (as defined below) or acquired in the ordinary course of business since the date thereof, in connection with the assets of the Business being transferred hereunder, as listed on Schedule 1.02E hereto (the "Prepaid Expenses");

    (viii) all of the Company's books and records relating to the Business, including its laboratory records, but excluding its financial records, charter, minute books, stock record books and corporate seal;

    (ix) all computer programs and other software, patents, trade secrets, know-how and proprietary information owned or used by the Company and all licenses and other rights thereto;

    (x) all of the Company's accounts and notes receivable, including any receivables that have been previously written off (the "Assigned
Receivables"), other than any receivables listed on Schedule 1.02F hereto;

    (xi) all assets representing the Company's cash and cash equivalents for financial reporting purposes at the Closing Date, including without limitation the Company's rights to the bank accounts, credit card accounts, securities accounts, and safe deposit boxes listed on Schedule 1.02G hereto (including the cash held therein and the right to receive cash on collection of checks previously deposited therein), all of the Company's checks representing payment for services rendered in connection with the Business that have not yet been deposited, as well as securities, bonds and certificates of deposit;

    (xii) all of its right, title and interest in licenses, certifications and approvals to do business granted by government and other accrediting agencies in connection with the Business as set forth on Schedule 1.02H hereto; and

    (xiii) its goodwill.

  (b) The assets being sold and purchased hereunder are hereinafter collectively referred to as the "Assets."

  (c) Simultaneously with the Closing, the Company shall deliver to NuCor physical possession of all of the Assets at the locations at which they have been used in the Business.

1.03. Purchase Price and Non-Competition Payments. NuCor shall purchase the Assets for an aggregate purchase price, including compensation to Sellers for their non-competition agreements set forth in Article VI in accordance with this Section 1.03.

  (a) Closing Payment. At the Closing, Corning will deliver to the Company the number of shares of Corning Common Stock resulting from dividing $7 million by the average closing price for Corning Common Stock on the New York Stock Exchange Composite Index as reported in The Wall Street Journal (Eastern edition) for the ten consecutive trading days ending three (3) business days prior to the Closing Date.

The shares of Corning Common Stock delivered to the Company at Closing are being issued in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and are therefore exempt from registration under the 1933 Act. The certificate representing such shares will bear the legend set forth below reflecting that such shares are not issued in a transaction registered under said Act, and cannot be resold in the absence of a registration under said Act or pursuant to an exemption thereto.

    The Securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. They may not be sold or transferred in the absence of registration or an exemption therefrom under said Act.

No certificates representing fractional shares will be issued by Corning to the Company. Fractional interests in shares of Corning Common Stock shall be eliminated by rounding up to the next whole share interests of the Company.

  (b) Adjustment. Within thirty (30) days after the Closing, NuCor will calculate and pay to Company the Adjustment Amount, as defined in Section 1.04(a)(iii).

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1.04. Assumption of Liabilities.

  (a) The Company shall delegate to NuCor and NuCor shall assume only those obligations and liabilities of the Company

    (i) under the Assigned Agreements listed in Schedule 1.02C accruing or arising subsequent to the Closing Date and wholly relating to events occurring after the Closing Date,

    (ii) reflected on the Latest Balance Sheet (as defined in Section 2.01(j)) as long term debt, provided that true and complete copies of all loan or lease agreements, mortgages, notes and other instruments evidencing such debt or obligating the Company in any way in connection therewith have been provided to Corning and are described in Schedule 1.02C and that the Company has paid all amounts required thereunder as of the Closing Date, and

    (iii) that are accrued current liabilities as of the Closing (including accrued vacation pay, up to two weeks per employee, not to exceed amounts accrued therefor on the Latest Balance Sheet) other than as specifically excluded pursuant to Section 1.04(b), but only in an amount not to exceed the cash and book value of receivables of Company as of the Closing, as determined by Corning in accordance with generally accepted accounting principles (the obliga- tions and liabilities described in Section 1.04(a)(i)-(iii) hereinafter referred to as the "Assumed Liabilities").

The excess, if any, of the cash and book value of receivables of Company as of the Closing over the Company's accrued current liabilities assumed by NuCor shall be called herein the "Adjustment Amount". If additional accrued current liabilities or cash or receivables of Company as of the Closing are discovered following calculation and payment of the Adjustment Amount pursuant to Section 1.03(b), then such liabilities and assets shall be the responsibility and property, respectively, of Company, and not of Corning or NuCor. The calculation of the Adjustment Amount will be subject to the arbitration procedure described in Section 7.01.

  (b) Neither Corning nor NuCor shall assume any liabilities of any Seller other than those of the Company expressly assumed pursuant to Subsection 1.04(a), and they shall not assume, without limitation, any liability with respect to professional liability claims, enforcement actions, civil money penalties, claims of any taxing authorities, reimbursement agencies or insurance carriers, violations or alleged violations of law, or environmental conditions existing, or resulting from conduct of the Company, prior to the Closing. Sellers will perform and discharge or cause Company to perform and discharge all such other obligations and liabilities as and when they become due.

1.05. Closing Deliveries. At the Closing, the Company shall deliver to NuCor a bill of sale and such other documents as Corning shall request so as to convey good and marketable title to the Assets to NuCor, free and clear of all claims, liens, charges and encumbrances of any nature whatsoever other than those created or incurred by Corning or NuCor and those relating to equipment leases and debt instruments described in Schedule 1.02C, and Corning shall make the payments to be made by it at the Closing pursuant to
Section 1.03.

1.06. Books and Records. At the Closing, the Company shall deliver to NuCor all books of account, leases, other agreements, securities, customer lists, files and other documents, instruments and papers of all kind and nature belonging to Company or relating to the Business, whether in the possession of the Company or any Shareholder. With respect to the financial records of the Company being retained by the Company and the records being assigned to NuCor, each party will store such records in an orderly manner in Billings, Montana for a period of at least five (5) years or any longer period required by law and grant reasonable access thereto to the other party for its reasonable business purposes.

                                  ARTICLE II
                        REPRESENTATIONS AND WARRANTIES

2.01. Representations and Warranties of the Sellers. The Sellers hereby jointly and severally represent and warrant to each other Seller and to Corning and NuCor, as follows:

  (a) Organization; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of Montana, and is authorized and qualified to own and operate its properties and assets as and in all jurisdictions where such properties and assets are owned and operated, and has all requisite power and authority to consummate the transactions contemplated hereby. The Company does not own, directly or indirectly, any capital stock or other equity securities

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representing a controlling interest or any general partnership interest of any entity. The Company does not have any direct or indirect ownership interest in any business except the Business.

  (b) Corporate Authority. Each of the Sellers has taken all corporate and other actions necessary to authorize each Seller to execute, deliver and perform its obligations under this Agreement and all instruments and agreements delivered pursuant hereto and to consummate the transactions contemplated hereby and thereby, including any necessary approval by its Board of Directors or shareholders, and this Agreement and all instruments and agreements to be delivered in connection herewith or therewith by any of the Sellers constitute their respective legal, valid and binding obligations, enforceable against each of them (to the extent they are a party thereto) in accordance with their respective terms, subject to laws of general application relating to the rights of creditors generally.

  (c) No Default. No Seller that is a corporation is in default under or in violation of any provision of its Charter or By-laws, each as amended to date, nor is any Seller in default under or in violation of any provision of any restriction, lien, encumbrance, indenture, contract, lease, loan agreement, note or other obligation or liability to which such Seller is a party or by which such Seller is bound and, with respect to the Shareholders, which could adversely affect the Business, the transactions contemplated hereby, or NuCor's unencumbered possession or use of the Assets. Neither the execution and delivery of this Agreement or any other agreement or instrument to be delivered to Corning or NuCor in connection herewith, nor the consummation of the transactions contemplated hereby or thereby, by any Seller, shall (i) result in the acceleration of, or the creation in any party of the right to accelerate, terminate, modify or cancel, or cause a payment obligation to arise under, any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which such Seller is a party or by which such Seller is bound, and with respect to the Shareholders, which could adversely affect the transactions contemplated hereby, or NuCor's unencumbered possession or use of the Assets, (ii) conflict with or result in a breach of or constitute a violation or default under (A) any provision of the Charter or By-laws, each as amended to date, of such Seller, or (B) any restriction, lien, encumbrance, license, permit, indenture, contract, lease, loan agreement, note or other obligation or liability to which such Seller is a party or by which such Seller is bound, and, with respect to the Shareholders, which could adversely affect the Business, the transactions contemplated hereby, or NuCor's unencumbered possession or use of the Assets, or (C) any order, writ, injunction, decree, law, statute, rule or regulation, license or permit applicable to such Seller, or (iii) result in the creation of any lien or encumbrance upon any of the Assets.

  (d) Approvals; Consents. No approval, consent, order or authorization of, exemption by, or registration, declaration or filing with, any federal or state governmental authority or any person not a party to this Agreement is required by or with respect to the Company or any of the Shareholders in connection with the execution, delivery and performance of this Agreement by the Company or the Shareholders or any other agreement or instrument to be delivered to Corning or NuCor in connection herewith or the consummation by the Company or the Shareholders of the transactions contemplated hereby or thereby, including but not limited to the transfer of the Assets, other than notification to and consents from the persons and entities specified on
Schedule 2.01D hereto. Each consent listed on Schedule 2.01D shall have been duly and unconditionally obtained and shall be in full force and effect as of the Closing Date.

  (e) No Investigations; Litigation. To the best of any one Seller's knowledge, no Seller or any individual or entity having an ownership interest in, or who is an officer, director, agent or managing agent of a Seller has been (i) convicted of, charged with or, investigated for a Medicare, Medicaid or state health program-related offense that could affect the Business, the transactions contemplated hereby or NuCor's unencumbered possession or use of the Assets; (ii) within the past three (3) years, convicted of, charged with or investigated for a violation of federal or state law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances that could affect the Business, the transactions contemplated hereby or NuCor's unencumbered possession or use of the Assets; (iii) has been excluded or suspended from participation in Medicare, Medicaid or any federal or state health program that could affect the Business, the transactions contemplated hereby or NuCor's unencumbered possession or use of the Assets; or (iv) within the past three (3) years has been subject to any judgment, stipulation, order or decree of, or criminal or civil fine or penalty imposed by, any court or governmental agency that could affect the Business, the transactions contemplated hereeby or NuCor's unencumbered possession or use of the Assets. Except as set forth in Schedule 2.01E, there are no actions, suits or proceedings pending or threatened against any Seller or affecting any of their respective properties or rights, at law or in equity, or before any federal, state, municipal or other governmental agency or instrumentality and, with respect to the Shareholders, that could affect the Business, the transactions contemplated hereby or NuCor's unencumbered possession or use of the Assets, nor are Sellers aware of any facts or third party claims which to their knowledge could result in any such action, suit or proceedings.

  (f) No Violation of Law. No Seller is in violation of or has received notice of any deficiency in or violation of any applicable law, rule, regulation, license, permit, or requirement of any governmental authority relating to the Business or Assets, nor has any such violation occurred in the past. The Company has obtained and maintained in effect through the date hereof all governmental licenses, permits, authorizations, certifications and approvals necessary to conduct the Business as it has been conducted, all of which are listed on Schedule 1.02H. Neither the Company nor any of the Shareholders has received notice of any threatened, pending or possible revocation, termination, suspension or limitation of any of the licenses or permits listed on Schedule 1.02H, nor are there grounds for any of the foregoing. The Company has provided to Corning true and complete copies of all (i) surveys, reports, notices, inquiries, subpoenas and other correspondence related to any and all certification, licensure or other governmental inspections, and summaries of all proficiency test results relating to the Business, for the three (3) year period prior to the date hereof; (ii) any and all inquiries, notices, subpoenas and correspondence related to utilization, reimbursement or other government or third party audits or investigations for the three (3) year period prior to the date hereof; (iii) all filings made by the Company pursuant to Section 1877 of the Social Security Act (the "Stark Law"); and (iv) all filings made by the Company pursuant to the Clinical Laboratory Improvement Amendments of 1988 and the regulations promulgated pursuant thereto. The Business and the services performed by the Company, its employees and affiliated professionals in connection therewith have at all times heretofore been in compliance with all applicable federal and state statutory and regulatory requirements and all applicable standards of due care.

  (g) No Fraud and Abuse Violations. No Seller is aware of any arrangement relating to the Business providing for any rebates, kickbacks or other forms of compensation that could be determined to be unlawful to be paid to any person or entity in return for the referral of business or for the arrangement for recommendation of such referrals. All billings by the Company for its services and marketing practices in connection therewith, including but not limited to billings to the federal Medicare program, state Medicaid programs and private individuals and insurors, have been true and correct and in compliance with all applicable rules and regulations. Except as set forth on Schedule 2.01G, no Seller is aware of any financial or compensation relationships between any Seller or its affiliates or family members, on the one hand, and any of the Customers (as defined in Section 2.01(r)) or their affiliates or family members, on the other. All relationships listed on
Schedule 2.01G comply with the safe harbor regulations adopted pursuant to federal anti-kickback laws and do not render unlawful the Company's billings to Medicare resulting from referrals by such Customers under the Stark Law.

  (h) Capitalization of the Company. The authorized capital stock of the Company consists of 100,000 shares of common stock, no par value, of which 48,074 shares are issued and outstanding on the date hereof, all of which shares are owned of record and beneficially by the Shareholders in the quantities set forth on Schedule 2.01H. All issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. There are no outstanding (i) securities convertible into or exchangeable for the capital stock of the Company; (ii) options, warrants or other rights to purchase or subscribe to capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights.

  (i) Ownership of Properties.

    (i) The Company has, and will at the Closing transfer to NuCor, good and clear record and marketable title to, and possession of all of the Assets, free and clear of all restrictions, liens, encumbrances, rights, title and interests of others, except that the Company has, and is transferring to NuCor, valid and subsisting leasehold interests or licenses in, and possession of all of the Assets that are leased by the Company. Schedule 1.02B-1 correctly sets forth all of the tangible assets owned by the Company and used in the operation of the Business. Schedule 1.02B-2 correctly sets forth all of the tangible assets leased by the Company and used in the operation of the Business and all leases and licenses pertaining to such assets are identified on such Schedule opposite the respective asset. Except as noted on Schedule 1.02B-2, no one other than the Company has any right, title, interest, restriction, lien or encumbrance in, on or to any of the Assets leased by the Company, or in other personal property located in any premises occupied by the Company. The Assets transferred to NuCor under this Agreement constitute substantially all of the assets necessary to conduct the Business consistent with past business practices.

    (ii) The Company's use of its trade names, including but not limited to the name Medical Reference Laboratories, service marks, trademarks and the logo set forth on Schedule 1.02D hereto does not infringe upon the rights of any third party. There is currently no claim of infringement or misappropriation relating to any trade name, service mark, trademark or logo of any third party or of infringement or misappropriation by a third party of any trade name, service mark, trademark or logo of the Company, nor has there been any such claim in the past.

  (j) Financial Statements.

    (i) Financial Statements of the Company. The Company has delivered to Corning audited balance sheets dated as of December 31, 1991 and December 31, 1992 of the Company and the related statements of operations, changes in stockholders' equity and cash flows of the Company for each of the two (2) years in the period January 1, 1991 to December 31, 1992; the unaudited balance sheet dated as of December 31, 1993 of the Company and the related statements of operations, statements of changes in stockholders' equity and statements of cash flows of the Company for the twelve (12) month period then ended; and the unaudited balance sheet dated as of September 30, 1994 (the September 30, 1994 Balance Sheet shall be referred to herein as the "Latest Balance Sheet" and September 30, 1994 shall be referred to herein as the "Latest Balance Sheet Date") and the related statements of operations, changes in stockholders' equity and cash flows of the Company for the nine-month period then ended (collectively with the Latest Balance Sheet, the "Latest Financial Statements"); copies of all of which are attached to this Agreement as Schedule 2.01J. Such balance sheets and financial statements are correct and complete and fairly present the financial condition of the Company at the dates, and the results of its operations for the periods, described therein, and have been prepared in accordance with generally accepted accounting principles consistently applied. Such audited balance sheets and financial statements have been certified as being in accordance with generally accepted accounting principles by Anderson ZurMuehlen & Co., P.C. The unaudited financial statement for the year 1993 has been reviewed by Anderson ZurMuehlen & Co., P.C.

  (k) Condition of Equipment. All equipment owned or leased by the Company and being transferred hereunder has been properly maintained in accordance with regulatory standards and is in good and working order and repair, ordinary wear and tear excepted, free from known defects in construction or design, soundly and properly functioning, usable for its intended purpose in the ordinary course of the Business and not obsolete.

  (l) Real Estate Leases. The Company enjoys exclusive, peaceful and undisturbed possession of all premises which it is leasing and where the Business is conducted, all of which real estate leases are described on
Schedule 1.02C hereto. The Company has the right to use all such premises for the respective purposes for which they are being used currently in the Business. The Company is not in default under any of such leases nor is its interest in any of such leases encumbered by any prior transfer, assignment, mortgage or encumbrance. All of the Business is conducted in the premises that are the subject of such leases and there are no disputes concerning such occupancy as of the date hereof. The Company owns no real estate except as disclosed.

  (m) Prepaid Expenses. Schedule 1.02E hereto consists of a true list of all prepaid expenses and deposits of the Company as of the Closing Date, including but not limited to security deposits for real estate and equipment leases and utilities, all of which are being transferred to NuCor under this Agreement.

  (n) Debt. Schedule 1.02C includes a true and complete list of all indebtedness of the Company, including operating and capital leases, including non-recourse indebtedness, and a listing of principal amount, accrued and unpaid interest thereon and all other fees owing with respect to such indebtedness assuming repayment or prepayment thereof on the Closing Date, which payments in the

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aggregate are no more than $       . All of such indebtedness is prepayable
without additional penalty or premium at the option of Corning or NuCor on the Closing Date assuming payment of the prepayment amounts set forth on
Schedule 1.02C.

  (o) Accounts and Notes Receivable. All accounts and notes receivable of the Company shown on the Latest Balance Sheet that are included in the Assets, and all receivables acquired by the Company subsequent to the Latest Balance Sheet Date, have arisen in the ordinary course of business and have been collected or are in the process of collection and are collectible in the ordinary course of business in the aggregate recorded amounts thereof. Adequate provisions for doubtful accounts have been set up on the respective books of the Company.

  (p) Agents; Powers of Attorney. Attached hereto as Schedule 2.01P is a list of agents of the Company, other than its employees, authorized to act on behalf of the Company and the scope of their authority. The Company has no powers of attorney or similar authorizations outstanding except as set forth on such Schedule.

  (q) Bank Accounts. Schedule 1.02G consists of a true and complete listing of all bank accounts, credit card accounts, securities accounts and safe deposit boxes in which all of the Company's cash and cash equivalents, securities, bonds, and certificates of deposit are or may be deposited or from which the funds or credit of the Company can be accessed.

  (r) Customers. The list attached hereto as Schedule 1.02A of the Company's customers (the "Customers"), their addresses, and the amounts collected by the Company as a result of orders by each such customer during the twelve
(12) month period ended December 31, 1993 (or if that is not available, as indicated in each case, the most recent twelve (12) month or annualized collections calculation that is available) is true and complete in all respects. Such list is an accurate list of the current active customers of the Company who have ordered at least $100.00 of clinical laboratory testing services (measured in collected revenues), per month from the Company in each of the last six (6) months. No Seller is aware of any facts indicating that any of the Customers intends to cease doing business with or materially diminish the amount of the business that it is now doing with the Company or, after the Closing Date, with NuCor or its affiliates.

  (s) Insurance. The Company has in full force and effect the insurance set forth on Schedule 2.01S hereto, true and complete copies of which policies have been delivered to Corning. The Company has delivered to Corning a true and complete summary of the professional liability and health and disability claims history of the Company and its predecessors during the past five (5) years.

  (t) Agreements. Except for the agreements set forth on Schedule 2.01T (none of which are being assumed by NuCor or Corning), the Company has no material obligation, liability, agreement, commitment or understanding of any kind, fixed or contingent, due or to become due, existing or inchoate, relating to the Business other than under the Assigned Agreements listed on Schedule 1.02C, or any agreements in its favor or restricting it limiting the rights of any party to compete in any business. Each Assigned Agreement is valid, existing and in full force and effect and no party thereto is in default thereunder, nor has any default been threatened nor are there any disputes related thereto. The Company has heretofore or simultaneously herewith delivered to Corning or NuCor executed originals or true and complete copies of all Assigned Agreements listed on Schedule 1.02C.

    (u) Employee Benefit Plans. Set forth on Schedule 2.01U hereto are the following:

    (i) a complete and accurate list of the names, titles, dates of hire and rates of pay of all Company employees as of the date hereof. Except as set forth separately on Schedule 2.01U, no employment manual or written employment policy and/or procedures have been provided to employees, and no written or verbal employment, consultant or independent contractor agreement exists to which Company may be bound;

    (ii) A description of the termination or severance pay policy of Company;

    (iii) A description of each employee benefit or compensation plan, including without limitation, 401(k), pension, retirement, deferred compensation, profit sharing, bonus or incentive, medical, dental, health insurance and life insurance or other employee benefit plans, arrangements or undertakings of Company;

    (iv) A complete and accurate list of all holiday and vacation pay accrued as of the date hereof, in respect of Company employees; and

    (v) A description of the workers compensation loss experience of Company as of the date hereof.

Except as set forth in Schedule 2.01U, Company is not a party to, bound by, nor does it maintain or make any contribution to, nor has it incurred any expense with respect to any employment agreement, pension, retirement, deferred compensation, profit sharing, bonus or incentive plan, medical, dental or other health insurance plan, life insurance plan, or other employee benefit plan, program, arrangement or undertaking, whether or not legally binding (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the federal Employee Retirement Income Security Act ("ERISA")), under which employees of Company are eligible to participate or derive a benefit (collectively "Employee Plans" and individually "Employee Plan"). The Company has furnished or made available to Corning complete and accurate copies of all the Employee Plans (and, in the case of any unwritten trust or other funding agreements, all amendments thereto, and all favorable determination letters issued by the Internal Revenue Service with respect to the Employee Plans and amendments thereto. Each Employee Plan complies in all material respects with all applicable laws, including, without limitation, ERISA and the Internal Revenue Code of 1986, as amended.

  (v) Employees.

    (i) All compensation, severance pay, vacation pay, bonuses, gifts, pension, profit sharing, stock option and other arrangements and all other fringe benefits of all employees or consultants of the Company have been properly accrued and reflected on its balance sheets included in Schedule 2.01J. The Company has no obligation to pay post-retirement health or welfare benefits to its current or former employees.

    (ii) The Company is not a party to any contract with a labor union. No election or proceeding relating to the labor relations of the Company is pending or, to the best knowledge of any Seller, threatened and no Seller has committed any unfair labor practice with respect to the Business. The Company has not had any union activity or any labor dispute at any time heretofore.

    (iii) None of the Company's employees is currently on short or long-term, or temporary or permanent disability leave.

  (w) Environmental Matters. All uses of the premises occupied by the Company, have been, and as of the date of NuCor's leasing of same, will be in compliance with all federal, state and local laws, rules, regulations and ordinances, including without limitation, all federal, state and local environmental laws, rules, regulations and ordinances (collectively "Laws"). Sellers have not received any notices of any violations of any Laws regarding such premises. The Sellers, and to the Sellers' knowledge, all current and previous owners of such premises, have complied with all Laws regarding the storage and removal of hazardous or toxic substances and medical wastes. The Company has not caused the use, storage, handling or release (as that term is defined below) of any hazardous substance (as defined below) to occur on such premises, and, to the best of the Company's knowledge, the same never has occurred on such premises. Neither the Company nor such premises are subject to any federal, state or local "superfund" or other lien, proceeding, claim, liability or action for the cleanup, removal (as defined below), or remediation of any hazardous substance. Such premises are not the subject of any notice or notification regarding same, or subject to the threat or likelihood thereof.

The terms "hazardous substance", "release" and "removal" as used herein shall have the same meaning and definition as set forth in paragraphs (14), (22) and (23), respectively, of Title 42 U.S.C. Section 9601 et seq. and any applicable state laws, as well as regulations provided thereunder, however, the term "hazardous substance" as used herein also shall include: (i) "hazardous waste" as defined in paragraph (5) of 42 U.S.C. Section 6903; (ii) "petroleum" as defined in paragraph (8) of 42 U.S.C. Section 6991; (iii) any asbestos containing material; (iv) any polychlorinated biphenyls or PCB's; and (v) radon.

The term "superfund" as used herein means the Comprehensive Environmental Response, Compensation and Liability Act, as amended, being Title 42 U.S.C.
Section 9601 et seq. as amended, and any similar state statute or local ordinance applicable to the Company premises, and all rules and regulations promulgated, administered and enforced by any governmental agency or authority pursuant thereto.

  (x) Underground Storage Tanks. No underground storage tanks (as defined below) are located upon and/or serve the Company premises. "Underground storage tank" for the purposes of this Agreement shall mean any one or combination of tanks, including appurtenant pipes, lines, fixtures and other related equipment, used to contain an accumulation of hazardous substances (as defined in Section 2.01(w)), the volume of which, including the volume of the appurtenant pipes, lines, fixtures and other related equipment, is ten (10%) percent or more below the ground.

  (y) Taxes. The term "Taxes" shall mean all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, emplyment, use, occupation, property, excise, value added, unitary and other taxes, duties or assessments (including the recapture of any tax items such as investment credits), together with all interest, penalties and additions imposed with respect to such amounts. The Latest Financial Statements include full and complete accruals and disclosure in conformity with generally accepted accounting principles for all unpaid Taxes, whether or not disputed, for the period ended on the Latest Balance Sheet Date and for all fiscal periods prior thereto or arising out of transactions entered into or any state of facts existing on or prior thereto. The books and records of the Company include full and complete accruals in conformity with generally accepted accounting principles for all unpaid Taxes, whether or not due or assessed as of the Closing Date. There have been timely filed with the appropriate governmental agencies all Federal, foreign, state and local tax returns, reports and forms (including consolidated, combined, unitary or similar tax returns, reports and forms and estimated tax and information returns) ("Returns") required to have been filed as of the date hereof with respect to the Company and the Business for the periods covered thereby and such Returns are complete and accurate in all material respects and correctly reflect all Taxes owed. All Taxes owed pursuant to such Returns have been paid or adequate provision has been made for such amounts. None of such Returns is, to the best knowledge of the Sellers, currently being audited by the applicable taxing authority. No Seller (i) has received or has knowledge of any notice of audit, deficiency or assessment or proposed audit, deficiency or assessment with respect to the Company or the Business or the properties of the Company from the Internal Revenue Service or any other taxing authority or (ii) has waived or has knowledge of any waiver of any law or regulation fixing, or has consented or has knowledge of any consent ot the extension of any period of time for assessment of, any Tax with respect to the Company or the Business or the properties of the Company. The Company has not heretofore made the election referred to in Section 341(f) of the Code. The Company is not a party to any agreement which would fall within the provisions of Section 280G of the Code. The Company has, and following the Closing Date, will have, no liability for any taxes, penalties, fines, assessments or other liabilities as a result of having been a member of a controlled group or a group of businesses under common control with the Company and/or the Shareholders and/or any of their affiliates under the Code.

  (z) Absence of Certain Changes. Since the Latest Balance Sheet Date, there has not been (i) any material adverse change in the assets, business or prospects or net worth of the Company nor, to the best knowledge of the Sellers, are any such changes threatened, anticipated or contemplated; (ii) any actual or any threatened, anticipated or contemplated damage, destruction, loss, conversion, termination, cancellation, default or taking by eminent domain or other action by governmental authority which has materially adversely affected or may hereafter materially adversely affect the properties, assets, business or prospects of the Company, (iii) any materially adverse pending or, to the best knowledge of the Sellers, any threatened, anticipated or contemplated dispute of any kind with any customer, supplier, source of financing, employee, landlord, subtenant or licensee of the Company or any pending or, to the best knowledge of the Sellers, any threatened, anticipated or contemplated occurrence or situation of any kind, nature or description which is reasonably likely to result in any reduction in the amount, or any material adverse change in the terms or conditions, of business with any substantial customer, supplier, or source of financing of the Company; (iv) any increase in the compensation payable or to become payable to the Company's officers, employees, agents or consultants other than any such increase in the ordinary course of business; or (v) any pending or, to the best knowledge of the Sellers, any threatened, anticipated or contemplated occurrence or situation of any kind, nature or description materially adversely affecting the assets, business, affairs or prospects of the Company.

  (aa) Book Value of Certain Assets. The Assets at the Closing Date, disregarding all liabilities to be assumed by NuCor and all cash and receivables assigned to NuCor, will have a book value of no less than $600,000, as calculated by Corning in accordance with generally accepted accounting principles. This calculation will be subject to the arbitration provision described in Section 7.01.

  (bb) No Undisclosed Liabilities of Seller. The Company has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except those (i) reflected on the Latest Financial Statements; or (ii) incurred by the Company in the ordinary course of business subsequent to the Latest Balance Sheet Date for the purchase or sale of goods, wares, merchandise, materials or supplies to be delivered to or by, or for services rendered or to be rendered to or by, the Company and which do not vary in amount and nature from those incurred as of the Latest Balance Sheet Date.

  (cc) Investment. The Company is purchasing the Corning Common Stock to be received at the Closing, and upon distribution by the Company to the Shareholders as contemplated by Section 7.09, each of the Shareholders is purchasing the Corning Common Stock distributed to it, for investment and has no present plan or intention to sell or otherwise distribute such Corning Common Stock other than as contemplated by Section 7.09.

  (dd) No Misrepresentations. There is no fact or transaction which the Company has not disclosed to Corning in writing of which the Company or any of the Shareholders is aware which materially adversely affects or is likely to materially adversely affect the Business or the financial condition of the Company. Neither the Company nor any of the Shareholders has made any material misstatement of fact herein or in any document delivered to Corning pursuant hereto or in connection with the transactions contemplated hereby or omitted to state any material fact necessary or desirable to make complete, accurate and not misleading every representation, warranty and agreement set forth herein or in any document to be delivered pursuant hereto or in connection with transactions contemplated hereby.

2.02 Representations and Warranties of Corning. Corning and NuCor jointly and severally hereby represent and warrant to the Sellers as follows:

  (a) Capitalization of Corning. The authorized capital stock of Corning consists of 10,000,000 shares of Series Preferred Stock, par value $100 each, and 500,000,000 shares of Corning Common Stock. As of July 14, 1994, 257,905 shares of Series B 8% Convertible Preferred Stock, $100 par value per share were issued and outstanding. As of July 14, 1994, 213,736,161 shares of Corning Common Stock were issued and outstanding, 15,802,292 shares of Corning Common Stock were reserved for issuance in connection with employee stock option plans, convertible securities and an incentive stock plan, and 9,583,698 shares were reserved for issuance in connection with the 6% Convertible Monthly Income Preferred Securities of Corning Delaware, L.P. All of the outstanding shares of Corning Common Stock are, and the shares of Corning Common Stock to be issued to the Shareholders will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

  (b) Organization; Subsidiaries. Each Corning Party is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation and is authorized and qualified to own and operate its properties and assets as and in all jurisdictions where such parties and assets are owned and operated, and has all requisite power and authority to consummate the transactions contemplated hereby.

  (c) Corporate Authority. Each Corning Party has taken all corporate and other actions necessary to authorize it to execute, deliver and perform its obligations under this Agreement and all instruments and agreements delivered pursuant hereto and to consummate the transactions contemplated hereby and thereby, including any necessary approval by its Board of Directors or shareholders, and this Agreement and all instruments and agreements to be delivered in connection herewith or therewith by any Corning Party constitute their respective legal, valid and binding obligations, enforceable against each of them (to the extent they are a party thereto) in accordance with their respective terms, subject to laws of general application relating to the rights of creditors generally.

  (d) No Default. No Corning Party is in default under or in violation of any provision of its Charter or By-laws, each as amended to date, nor is any Corning Party in default under or in violation of any provision of any restriction, lien, encumbrance, indenture, contract, lease, loan agreement, note or other obligation or liability to which it is a party or by which it is bound. Neither the execution and delivery of this Agreement or any other agreement or instrument to be delivered to the Sellers in connection herewith, nor the consummation of the transactions contemplated hereby or thereby, by any Corning Party, shall (i) result in the acceleration of, or the creation in any party of the right to accelerate, terminate, modify or cancel, or cause a payment obligation to arise under, any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which it is a party or by which it is bound, or (ii) conflict with or result in a breach of or constitute a violation or default under (A) any provision of the Charter or By-laws, each as amended to date, of such Corning Party, or (B) any restriction, lien, encumbrance, license, permit, indenture, contract, lease, loan agreement, note or other obligation or liability to which it is a party or by which it is bound, or (C) any order, writ, injunction, decree, law, statute, rule or regulation, license or permit applicable to such Corning Party.

  (e) Financial Statements. Corning's annual report on Form 10-K for the fiscal year ended January 2, 1994 (the "Corning 1993 10-K"), and its quarterly reports on Form 10-Q for the periods ended March 27, 1994 and June 19, 1994 (the "Corning 1994 10-Qs"), and all 8-K's filed by Corning since January 2, 1994 (the "Corning 1994 8-Ks") and its 1994 Annual Proxy Statement, copies of which have been furnished to the Sellers were each, on the date of their respective filings with the Securities and Exchange Commission, accurate in all material respects and did not include any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading. The financial statements included in the Corning 1993 10-K and the Corning 1994 10-Qs present fairly the financial position of Corning and its subsidiaries at such dates and the results of their operations and cash flows for the periods then ended, in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered by such statements, except as set forth in the report of independent accountants relating to the financial statements included in the Corning 1993 10-K.

  (f) Litigation. Except as disclosed in the Corning 1993 10-K and the Corning 1994 10-Qs and 8-Ks, there are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations or other controversies pending, or to the knowledge of Corning threatened, or as to which Corning has received any notice, claim or assertion, which involves a potential cost or liability to Corning which would singly or in the aggregate, materially and adversely affect the financial condition, result of operations, business or prospects of Corning and its consolidated subsidiaries considered as a whole. Corning is not in default with respect to any order, writ, injunction or decree of any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting or relating to it which is material to the financial condition, results of operations or business of Corning and its consolidated subsidiaries considered as a whole.

  (g) No Misrepresentations. No representation or warranty by Corning, nor any written statement or certificate furnished to the Sellers pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading.

  (h) No Material Adverse Change. Since January 2, 1994, other than as disclosed in Corning's 1994 10-Qs and 8-Ks, there has been no material adverse change in the assets, business, operations or financial condition of Corning and its subsidiaries considered as a whole or any other event, condition or state of facts of any character peculiar to Corning or any of its subsidiaries or to their operations which materially and adversely affects, or threatens to materially and adversely affect, the assets, business, operations or financial condition of Corning and its subsidiaries considered as a whole.

                                 ARTICLE III
                                  COVENANTS

3.01 Covenants of Sellers.

  (a) Sellers jointly and severally covenant and agree with Corning and NuCor that from the date hereof up to and including the date of Closing, Sellers will:

    (i) Cause the Company to carry on its business in a good and diligent manner in the usual and ordinary course of business, and use their best efforts to preserve its business and Customer relations intact;

    (ii) Promptly correct and supplement any information furnished to the Corning Parties hereunder so that such information shall be correct and complete in all material respects at all times, and include all facts necessary to make such information correct and complete in all material respects, until the Closing hereof;

    (iii) Use their best efforts to expeditiously obtain such approval or consent of any third parties which Sellers are required to obtain in order to permit and complete the consummation of the transactions contemplated herein;

    (iv) Not: (A) permit the Company to engage in any transaction, enter any agreement or make any commitment to acquire any assets or spend other than in the ordinary course of its business as heretofore conducted, or (B) take any actions which will cause the representations and warranties contained herein not to be true and correct as of the Closing, including without limitation those set forth in Section 2.01(h);

    (v) Maintain existing insurance policies regarding the Company, including, without limitation, those policies pertaining to the Assets, at a level no less than existing levels. Risk of loss, damage, or destruction to the Assets subject to this Agreement shall remain with Sellers until Closing;

    (vi) Not obligate the Company to sell or otherwise dispose of or pledge or otherwise encumber, any of the Assets, except in the ordinary course of business, or incur any indebtedness on behalf of the Company;

    (vii) Not grant trade credit on terms and conditions inconsistent with past practice;

    (viii) Not lend, extend credit, or otherwise advance money to any employee, shareholder or principal of the Company;

    (ix) Consult with Corning regarding all significant developments, transactions and proposals relating to the business or operations or any of the assets or liabilities of the Company;

    (x) Not increase the employee salaries and benefits set forth in Schedule 2.01U or enter into any employment agreements or severance arrangements; and

    (xi) Allow Corning, or Corning's agents or representatives from and after the date of execution of this Agreement, to have reasonable access during normal business hours and upon reasonable notice, to inspect, examine and photocopy any documents, correspondence, files, records, and books and any other written materials of a similar nature of the Company which relate to the Business, and the Company will furnish or cause to be furnished to Corning and its authorized representatives all information with respect to the business and affairs of the Company as Corning and its authorized representatives may request.

3.02 Covenants of the Corning Parties.

  (a) Listing of Corning Common Stock. Corning shall use its best efforts to obtain, prior to the Closing, approval for the listing on the New York Stock Exchange, Inc., subject to official notice of issuance, of the shares of Corning Common Stock to be issued pursuant to this Agreement.

  (b) Adjustments of Corning Stock. If Corning shall effect a split, consolidation, reclassification of Corning Common Stock outstanding or make any other distribution of Corning Common Stock or of any security convertible into Corning Common Stock to the holders of Corning Common Stock, generally, after the date hereof and on or before the Closing Date, the Company shall have the right to receive hereunder at Closing such number of shares of Corning Common Stock as it would have been entitled to receive upon such split, consolidation, reclassification or distribution.

3.03 Undertaking to Register Certain Shares Under the Securities Act of 1933.

Corning agrees that if at any time within two (2) years after the Closing it shall determine to file a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Act") in connection with a public offering for cash of shares of Corning Common Stock (excluding any public offering that includes any securities to be issued by Corning or any debt securities, convertible preferred stock or other securities other than Corning Common Stock and excluding any "rights" offering to Corning's stockholders or any public offering of securities pursuant to a stock option or other employee benefit plan), Corning will notify each of the Sellers in writing of such determination as soon as practicable prior to the proposed date of filing and, if any Seller shall within ten (10) days of such notice (or one (1) business day in the case of the registration statement being filed on behalf of former owners of Moran Research Labs) furnish Corning with a written request to register any or all of the Corning Common Stock then owned by him, Corning will afford such Seller an opportunity to include such shares in the registration statement which Corning will prepare and file at its own expense; provided, however, that (i) Corning shall not be obligated to include such shares in the registration statement if, in the opinion of the primary underwriters for such offering, the sale of such shares would adversely affect the offering, and (ii) each Seller shall pay all underwriting discounts and commissions of underwriters and fees and expenses of any separate legal counsel used by such Seller in connection with the offering of the shares to be offered by him, and the registration fee for such shares.

In the case of any offering by the Seller of Corning Common Stock registered under the Act pursuant to this Section 3.03, Corning agrees that it will use its best efforts to register or qualify such shares for sale under the securities laws of such states as the Seller may designate, to the extent that such registration or qualification shall be required; provided, however, that (a) Corning shall not be required to undertake such registration or qualification in any jurisdiction where it shall be necessary for Corning to execute a general consent to service or to qualify to do business by virtue of such registration and qualification and (b) the respective selling Sellers shall pay all of the costs and expenses of registering and qualifying such shares under the securities laws of any state other than the states in which Corning proposes to offer the shares to be sold by it pursuant to such registration statement. Corning confirms to the Sellers that it is currently qualified to do business in the state of New York.

Corning's obligations under this Section 3.03 with respect to such registration are subject to the condition that each Seller requesting registration agrees (a) to complete the sale or other disposition of his shares covered by the registration statement within ninety (90) days after the date on which such shares have been effectively registered under the Act or, failing the sale or other disposition of any of such shares within such ninety (90) day period, to permit Corning promptly after the expiration of such period to deregister any of such shares not sold or otherwise disposed of within such period and (b) to effect the sale or distribution of his shares covered by the registration statement in such manner (which may, at the discretion of Corning, include a requirement that the sale or distribution be made through an underwriter or underwriters acceptable to Corning as will assure an orderly distribution of said shares. In the event that the Sellers do not complete the sale or distribution of their Corning Common Stock through the first registration statement pursuant to this
Section 3.03, Corning shall afford the Sellers the opportunity to participate in the subsequent registration statements complying with the conditions of this Section 3.03 of this Agreement.

In connection with the preparation of any registration statement, any related prospectus, or any amendment of or supplement to either thereof, each Seller whose shares of Corning Common Stock are to be registered shall furnish Corning with such information concerning him and the manner of distribution of his shares as may be required for inclusion therein and shall provide all information and releases and take all such actions, including without limitation execution of an underwriting agreement and a registration statement, as may be reasonably requested by Corning to permit Corning to comply with all applicable requirements of the SEC and to obtain acceleration of the effective date of the registration statement.

It shall be a condition of Corning's obligation to register shares pursuant to this Section 3.03 that each Seller whose shares of Corning Common Stock are to be registered shall agree to indemnify and hold harmless Corning and its officers and directors and controlling persons (if any), against all losses, claims, damages and liabilities to which Corning or any of them may be subject under the Act, or otherwise, insofar as any losses, claims, damages or liabilities (or actions in respect thereof) arise out of, or are based upon, an untrue statement or an alleged untrue statement of any material fact contained in the registration statement, in any related prospectus or in any amendment of, or supplement to, either thereof, or arise out of, or are based upon, an omission or an alleged omission to state in any thereof a material fact required to be stated therein in order to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon information furnished by a Seller to Corning or an underwriter in connection with the preparation of such registration statement, and to reimburse Corning and any such officer or director or controlling person for any legal or other expense reasonably incurred by any of them in connection with investigating or defending against any such losses, claims, damages, liabilities or actions.

In the event of any registration of shares pursuant to this Section 3.03, Corning agrees to indemnify and hold harmless each Seller whose shares of Corning Common Stock are registered against all losses, claims, damages and liabilities to which he may be subject under the Act, or otherwise, insofar as any losses, claims, damages or liabilities (or actions in respect thereof) arise out of, or are based upon, an untrue statement or an alleged untrue statement of any material fact contained in the registration statement, and any related prospectus or any amendment of, or supplement to, either thereof, or arise out of, or are based upon, an omission or an alleged omission to state in any thereof a material fact required to be stated therein in order to make the statements therein not misleading; provided, however, that the indemnity contained in this paragraph shall not apply to any such losses, claims, damages or liabilities arising out of or based upon any such alleged untrue statement or omission made in reliance upon information furnished in writing to Corning by or on behalf of any Seller, or any underwriter in connection with the preparation of such registration statement. Each selling Seller shall agree that as soon as practicable after the receipt of notice of any claim or action against him, in respect of which indemnity may be sought from Corning hereunder, to notify Corning thereof in writing and Corning shall assume the defense of such claim or action (including the employment of counsel and the payment of expenses) insofar as the claim or action shall relate to any alleged liability in respect of which such selling Seller may be entitled to indemnity from Corning under this paragraph. In no event shall Corning be responsible for payment of any settlement of a claim or action where such settlement is made without Corning's consent.

                                  ARTICLE IV
                       CONDITIONS PRECEDENT TO CLOSING

4.01 Conditions Precedent to the Corning Parties' Obligations. The obligations of the Corning Parties to perform their obligations at the Closing will be subject to the following deliveries and other conditions:

  (a) copies of the Articles of Incorporation of each Seller that is a corporation as amended to the Closing Date, certified by its Secretary and the Montana Secretary of State;

  (b) copies of the By-laws of each Seller that is a corporation as amended to the Closing Date, certified by its Secretary;

  (c) a certificate of existence as to each Seller that is a corporation from the Secretary of State of Montana, dated no earlier than thirty (30) days prior to the Closing Date;

  (d) certified copies of the resolutions of the Board of Directors, and stockholders, if necessary, of each Seller that is a corporation authorizing the sale of the Assets being transferred by the Company, the execution and delivery of this Agreement and all other documents delivered in connection herewith by officers of such Seller and the performance by such Seller of all of its obligations hereunder and thereunder and a certificate of the Secretary of such Seller dated as of the Closing Date confirming that such resolutions have not been revoked, modified or amended, that such resolutions remain in full force and effect as of the Closing Date and confirming the authority of the officers signing this Agreement and such other documents on such Seller's behalf together with the true signatures of such officers;

  (e) the representations and warranties of the Shareholders herein contained shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time, the Shareholders shall each have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and the Secretary of the Company shall have delivered to Corning a certificate in form and substance satisfactory to Corning, dated the Closing Date to the knowledge of such individual after due inquiry, to all such effects, and, if required to make such Schedules accurate as of the Closing Date, amended Schedules dated as of the Closing Date, initialed by such individual.

  (f) such duly executed bills of sale, assignments and other instruments of transfer as Corning and NuCor reasonably determine are necessary or appropriate in order to convey, transfer, assign to and vest in NuCor full, good and marketable ownership, right, title and interest in and to the Assets;

  (g) the consents of third parties to the assignment by the Company to NuCor of all of the Assigned Agreements requiring such consents;

  (h) a favorable opinion of counsel for the Sellers, dated as of the Closing Date in the same form and substance as the form of opinion letter attached hereto as Exhibit A;

  (i) proof of insurance evidencing Prior Acts Coverage for the Business, including but not limited to medical professional liability and comprehensive general liability, with coverage and limits acceptable to Corning;

  (j) proof of medical professional liability and comprehensive general liability insurance of Pathology Consultants, P.C.

  (k) the Employment Agreement executed by Scott Steinfeldt in the form attached hereto as Exhibit C (the "Employment Agreement"); and

  (l) the Pathology Services Agreement executed by Pathology Consultants in the form attached hereto as Exhibit D (the "Pathology Services Agreement").

  (m) the payment and lease extension relating to Murray Clinic Building Corporation referred to in Section 7.11.

4.02 Conditions Precedent to the Sellers' Obligations. The obligations of the Sellers to perform their obligations at the Closing will be subject to the following deliveries and other conditions:

  (a) certified copies of the resolutions of the Executive Committee of the Board of Directors of Corning and of the Board of Directors of NuCor authorizing the purchase of the Assets pursuant hereto, the execution and delivery of this Agreement and all other documents delivered in connection herewith by officers of Corning and NuCor and the performance by Corning and NuCor of all of their respective obligations hereunder and thereunder in accordance with the terms of this Agreement and a certificate of the Secretary of each Corning Party dated as of the Closing Date confirming that such resolutions have not been revoked, modified or amended, that such resolutions remain in full force and effect as of the Closing Date and confirming the authority of the officers signing this Agreement and such other documents on behalf of each Corning Party, together with the true signatures of such officers;

  (b) a favorable opinion dated as of the Closing Date, of William Ughetta, Esq., counsel for Corning and NuCor, in the form of Exhibit E attached hereto;

  (c) the shares certificates of Corning Common Stock required by Section
1.03(a);

  (d) such duly executed instruments of assignment and assumption as Sellers reasonably deem necessary to effect the assumption of certain Company liabilities required of NuCor hereunder;

  (e) the representations and warranties of Corning and NuCor herein contained shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time. Corning and NuCor shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and Corning shall have delivered to the Company a certificate of Corning in form and substance satisfactory to the Company, dated the Closing Date and signed by its President or one of its Vice Presidents to the knowledge of such officer after due inquiry, to all such effects;

  (f) the New York Stock Exchange, Inc. shall have approved for listing, subject to official notice of issuance, the shares of Corning Common Stock to be issued at the Closing;

  (g) the Employment Agreement executed by NuCor; and

  (h) the Pathology Services Agreement executed by NuCor.

                                  ARTICLE V
                                 TERMINATION

5.01 Termination of Agreement and Abandonment of Transactions. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated prior to the Closing having occurred, as follows:

  (a) Either the Company or Corning may terminate this Agreement upon written notice if the Closing shall not occur by December 31, 1994;

  (b) Either Company or Corning may terminate this Agreement upon written notice and delivered prior to the Closing if all of the conditions precedent, as set forth in Article IV, to the performance of its respective Closing obligations are not satisfied, or cannot be satisfied, as of the Closing Date;

  (c) The Company may terminate this Agreement upon written notice delivered prior to the Closing if the number of shares of Corning Common Stock to be delivered to the Company at the Closing is less than 203,636; and

  (d) Corning may terminate this Agreement upon written notice delivered prior to the Closing Date if the number of shares of Corning Common Stock to be delivered to the Company at the Closing is greater than 230,500.

5.02 Effect of Termination. If this Agreement shall be terminated pursuant to
Section 5.01, then all obligations of the parties hereunder shall terminate and there shall be no liability of any party to another, except by reason of a default hereunder which has not been waived.

                                   ARTICLE VI
                     SELLER'S NON-COMPETITION AGREEMENTS

6.01 Seller's Agreement Not to Compete.

  (a) For a period of five (5) years from the Closing Date, each Seller agrees that neither it nor any of its affiliates will, directly or indirectly, (i) engage or become interested in, as employee, owner, partner, through stock ownership (other than a less-than-1%-interest in a corporation having securities which are listed for trading on a national securities exchange), investment of capital, lending of money or property, rendering of services or otherwise, either alone or in association with others, the operation of any business, other than that of Corning or its affiliates, that offers clinical laboratory services, including pathology services, to any person located within the Territory, (ii) induce or attempt to induce any customer for clinical laboratory services, including pathology services, of Corning or its affiliates in the Territory to reduce such customer's purchases from Corning or its affiliates, (iii) use for its or his own benefit or disclose the name and/or requirements of any such customer of Corning or its affiliates to any other person or persons, natural or corporate, (iv) solicit and or hire any of the employees or consultants of Corning or its affiliates in the Territory to leave the employ thereof or employ or negotiate for employment of any person employed by or under contract with Corning or its affiliates in the Territory, or (v) disclose to or use for the benefit of any one other than Corning or its affiliates, any and all client and customer lists, trade secrets or other information pertaining to the financial condition, business, client plans or prospects of Corning or its affiliates. For purposes of this Section 6.01(a) a Seller will without limitation be deemed to have an interest in the operation of a clinical laboratory business, including pathology services, if such an interest is held by Seller's spouse, child or parent, or by any other person or entity if it is held for the benefit of such Seller in whole or in part.

  (b) Notwithstanding Section 6.01(a) SVHHC and its affiliates will not be restricted hereunder from performing clinical laboratory testing, including pathology services, for (i) SVHHC hospital patients and patients of clinics owned by, or partly owned by SVHHC; (ii) physicians employed by SVHHC within the scope of their employment; and (iii) Yellowstone Community Health Plan ("YCHP") as long as YCHP remains solely as a duly licensed health maintenance organization controlled by SVHHC or its affiliates.

  (c) Notwithstanding Section 6.01(a) Drs. Holley, Setzer and affiliates of either of them will not be restricted hereunder,

    (i) at any time, from providing laboratory medical direction or consulting or anatomical pathology and cytology services in the Territory, other than for a non-hospital entity that engages in the "commercial clinical laboratory business" in the Territory. The quoted terms shall refer to an entity that seeks to provide clinical laboratory services to the general medical community, e.g., physicians, clinics, hospitals, nursing homes, managed care organizations, businesses, or non- profit or government health care agencies; and

    (ii) from providing laboratory medical direction or consulting for anyone in the Territory or engaging in the commercial clinical laboratory business in the Territory, following the later of two (2) years after the Closing or one (1) year after any of Drs. Holley, Setzer and affiliates of either of them, have ceased to provide medical direction for Corning or an affiliate of Corning at Corning's or such affiliate's central testing laboratory in Montana. The restrictions contained in Section 6.01(a) will, in any event, expire no later than five (5) years after the Closing.

  (d) Nothing herein will prevent Virgil Minden from engaging in the commercial clinical laboratory business at any time after two (2) years following the Closing.

6.02 Liquidated Damages Provision For SVHHC. If SVHHC or any of its affiliates acquire and/or employ any of the Customers, or if any of the Customers becomes a participant in YCHP, and SVHHC or an affiliate thereafter desires to perform clinical laboratory testing, including pathology services, for such Customers, as permitted in Section 6.01(b), then SVHHC will promptly so notify NuCor or its successor and pay to NuCor or its successor an amount described immediately below. The Liquidated Damages Amount for each Customer is the amount determined by multiplying the annual revenues of the Company generated by such Customer, as shown on Schedule 1.02A, times a fraction, the numerator of which is $7,000,000.00 plus the Adjustment Amount and the denominator of which is $5,000,000 (the aggregate revenues of the Company, net of contractual adjustments and bad debt, during the twelve (12) months ended December 31, 1993). The amount to be paid to NuCor or its successor by SVHHC will be the following percentages of the Liquidated Damages Amount:
100% for each Customer acquired or employed by SVHHC or an affiliate, or participating in YCHP, up to one (1) year following the Closing; 80% if after one (1) year and up to two (2) years following the Closing; 60% if after two
(2) years and up to three (3) years following the Closing; 40% if after three
(3) years and up to four (4) years following the Closing; and 20% if after four (4) years and up to five (5) years after the Closing.

6.03 Additional Non-Competition Agreements Related to Remedies.

  (a) Sellers acknowledge and agree that the provisions of this Article VI are necessary to protect all of the assets of the Business being purchased by Corning and NuCor, and in no way impose a significant hardship or prevent any Seller from earning a future livelihood.

  (b) In the event that this Agreement or any portion hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area or range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

  (c) Each Seller recognizes and acknowledges that in the event of Seller's failure to comply with any of the covenants contained in this Agreement, it may be impossible to measure in money the damages to NuCor or its successor and that in the event of such failure, NuCor or its successor may not have an adequate remedy at law, other than as set forth in Section 6.02. It is therefore agreed that NuCor or its successor, in addition to any other rights or remedies which it may have, shall be entitled to immediate injunctive relief to enforce such covenants, other than as set forth in Section 6.02, and that if any action or proceeding is brought in equity to enforce the same, no Seller will urge, as a defense, that there is an adequate remedy at law, except to the extent specifically provided in Section 6.02.

                                 ARTICLE VII
                             POST-CLOSING MATTERS

7.01 Adjustment Relating to Book Value of Certain Assets; Arbitration.

  (a) Corning will within thirty (30) days after Closing calculate and notify the Company of its determination regarding the Company's compliance with
Section 2.01(aa), and will deduct from the Adjustment Amount to be paid pursuant to Section 1.03(b) any amount by which the book value of the applicable assets is less than $600,000.

  (b) The Company shall permit and shall cause its accountants to permit Corning's representatives to have access to the work papers, schedules, memoranda, and other documents of the Company and its accountants as may reasonably be requested in order to calculate the Adjustment Amount and the amount of any deficiency described in Section 7.01(a).

  (c) All disputes arising under Section 7.01(a) and in connection with Corning's calculation of the Adjustment Amount and in connection with Corning's calculation of the Adjustment Amount which are not resolved by means of direct negotiations between the parties shall be finally settled by arbitration in accordance with this Section 7.01(c). The arbitration shall be held in or around Billings, Montana and shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association
(AAA) by one arbitrator, appointed by consent of Corning and the Company which consent shall not be unreasonably withheld or delayed. If the parties cannot agree upon an arbitrator, either may apply to the AAA to appoint one, with preference to be given by the AAA in making such selection to any one of the so-called Big Six accounting firms, other than a firm that has provided services to any of the parties in the last two (2) years, that may be agreeable to such selection. The arbitrator shall resolve the dispute within sixty (60) days after the dispute is submitted to him. Any decision by the arbitrator shall be binding upon the parties and may be entered as a final judgment in any court having jurisdictionn. The cost of any arbitration proceeding shall be borne by the parties as the arbitrator shall determine if the parties have not otherwise agreed. The arbitrator shall render his final decision in writing to the parties, which decision shall explain the reasons therefor.

7.02 Discharge of Liabilities. On and after the Closing Date, the Company shall, and the Shareholders shall cause the Company (and/or such Seller as may be liable therefor) to, pay and discharge when due, all of the debts, liabilities and obligations of every kind, nature and description, known or unknown, accrued or unaccrued, liquidated or unliquidated in amount, fixed or contingent, due or to become due, existing or inchoate, arising in connection with the Assets or the Business, whether or not the claim with respect thereto has been asserted on or prior to the Closing Date, other than the Assumed Liabilities.

7.03 Additional Actions. The Company shall, and the Shareholders shall cause the Company to, at any time and from time to time after the Closing, without further consideration, execute whatever minutes of meetings or other instruments and take whatever action Corning or NuCor may deem reasonably necessary or desirable to effect, perfect or confirm of record or otherwise in NuCor full right, title and interest in and to the Assets and the Assigned Agreements or to carry out the intent and purposes of the transactions contemplated hereby.

7.04 Collection of Receivables. NuCor shall have the right at any time on or after the Closing Date to endorse, deposit and/or cash any checks received in full or partial payment of any of the Assigned Receivables or any accounts receivable of NuCor or its successor for services rendered on or after the Closing Date, whether such checks are payable to the order of Company, NuCor or otherwise, and the Company hereby irrevocably grants to NuCor or its successor a power of attorney for the purpose of endorsing any such checks or other funds payable to the order of Company. The Company shall, and the Shareholders shall cause the Company to, deliver to NuCor any checks received by the Company or any of the Shareholders after the Closing Date in full or partial payment of the Assigned Receivables.

7.05 Taxes. All sales taxes and transfer taxes incurred in connection with the transfer of the Assets shall be borne by the Company.

7.06 Use of Trade Name, Etc. Within thirty (30) days following the Closing, the Shareholders shall cause the Company to cease doing business under the name Medical Reference Laboratories, or any other trade name transferred to NuCor pursuant to this Agreement and cease using the logo set forth on
Schedule 1.02D.

7.07 Records. For a period of five (5) years following the Closing, NuCor or its successor will make available to any Seller access to records of the Company as may reasonably be requested for reasonable business purposes.

7.08 No Referral Obligations. The parties acknowledge that SVHHC has heretofore been a Cus- tomer of the Company. Nothing herein will require SVHHC or any other Seller to refer, or to recom- mend to or arrange for any other person or entity to refer, clinical laboratory testing business to NuCor or its successors.

7.09 Distribution of Corning Common Stock. Not less than five (5) days after the receipt of the Adjustment Amount, the Company will distribute to the Shareholders their pro rata share of the Corning Common Stock received at the Closing Date. Each of the Company and the Shareholders agrees that it will not sell, transfer or otherwise distribute the Corning Common Stock received by it as contemplated by this Agreement except pursuant to an effective registration statement or a transaction that is exempt from registration. The certificates to be issued to the Shareholders upon distribution to them by the Company of the Corning Common Stock will bear the legend set forth in
Section 1.03(a).

7.10 Tax Treatment. The parties agree that Corning and NuCor will have no responsibility for failure of the transactions contemplated hereby to qualify as a reorganization as defined in Section 368(a)(1)(C) of the Code, provided that Corning and NuCor shall not take any position inconsistent therewith on their tax returns, and they hereby agree that they shall not do so.

7.11 Murray Clinic Building Corporation Stock. The Company will use its best efforts promptly to sell its sixty (60) shares of the Murray Clinic Building Corporation to such Corporation or one or more of such Corporation's other shareholders. In lieu of transferring these shares or any proceeds thereof to NuCor, the Company will pay to NuCor $75,000 on or before the date of the Adjustment Amount payment described in Section 1.03(b), which amount will not be deemed to be cash or receivables of the Company for purposes of calculating the Adjustment Amount or for determining the ceiling on current liabilities being assumed by NuCor. The $75,000 shall, however, be included as other Assets used to calculate whether the Company has transferred $600,000 worth of such Assets to NuCor, as required by Section 2.01(aa). The Company will also obtain at the time of Closing the Murray Clinic Building Corporation's consent to assignment of the Company's lease to an affiliate of NuCor, as well as a three (3) year extension thereof on terms satisfactory to NuCor.

                                  ARTICLE VIII
                 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

8.01 Survival of Representations and Warranties. Every representation, warranty and agreement of the parties set forth in this Agreement and every one of the rights and remedies of the non-breaching party for any one or more breaches of this Agreement by the other party shall survive the Closing and shall be effective regardless of any investigation that may have been made at any time by or on behalf of the non- breaching party by its directors, officers, employees or agents.

8.02 Indemnification of the Corning Parties. Sellers jointly and severally agree to indemnify the Corning Parties, their affiliates and their directors, officers, agents, representatives and employees (collectively ("Buyers") and hold Buyers harmless from and against any and all claims, liabilities, obligations, losses, deficiencies, damages, costs and expenses (including without limitation interest, penalties and reasonable fees and disbursements of counsel) of any kind, nature, and description (collectively "Claims") which arise out of or result from (a) the inaccuracy of any representation or breach of any warranty, covenant or agreement made by any Seller in this Agreement, including exhibits and schedules, or in any certificate, document or other instrument delivered in connection herewith, including any allegation by a third party which if true would constitute such an inaccuracy or breach; (b) the failure of Sellers to comply with any bulk transfer or similar law of any jurisdiction in connection with the transactions contemplated by this Agreement; (c) any obligation or liability of any Seller not included in the Assumed Liabilities hereunder; (d) any and all claims, demands, liabilities, penalties, actions, lawsuits or proceedings arising out of the business of operations of the Company or the Shareholders prior to the Closing, except to the extent any of the same relate to Assumed Liabilities hereunder; (e) any and all taxes and charges claimed to be due or collected by any federal, state, or local taxing authorities with respect to the Company for any business or activity of the Company prior to the Closing; (f) efforts of any Buyer to enforce this Section 8.02; or (g) any claim for a finder's fee, brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of any Seller with respect to the transactions contemplated hereby.

8.03 Indemnification by Corning Parties. The Corning Parties hereby jointly and severally agree to indemnify and hold harmless Sellers and their directors, officers, agents, representatives and employees (collectively "Selling Parties") from and against any and all Claims which arise out of or result from (a) the inaccuracy of any representation or breach of any warranty, covenant or agreement made by the any Corning Party in this Agreement, including exhibits and schedules, or in any certificate, document or other instruments delivered in connection herewith, including any allegation by a third party which if true would constitute such an inaccuracy or breach, (b) any obligation or liability specifically assumed by NuCor hereunder (c) any and all claims, demands, liabilities, penalties, actions, lawsuits, or proceedings brought against any Seller to the extent that they relate to actions taken or omitted to be taken by a Corning Party after the Closing in connection with the business or operations purchased by NuCor, except to the extent that any such matters are the responsibility of Sellers under Section 8.02, (d) efforts of any Selling Parties to enforce this
Section 8.04, or (e) any claim for a finder's fee, brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of any Seller with respect to the transactions contemplated hereby.

                                  ARTICLE IX
                                MISCELLANEOUS

9.01 Notices. Any notices, requests and other communications hereunder shall be in writing and shall be deemed given if personally delivered, or three (3) days after sent by registered or certified United States mail, postage prepaid and return receipt requested, or one (1) day after deposited with a nationally recognized express overnight courier service, addressed as follows:

Name                    Address

To Corning or NuCor     Corning Incorporated
                        One Riverfront Plaza
                        Corning, NY 14830
                        Attn: General
                        Counsel

Name                      Address

With a Copy To:           Corning Life Sciences, Inc.
                          One Malcolm Avenue
                          Teterboro, NJ 07608
                          Attn: General Counsel
To the Company or
  any Shareholder         at the addresses previously listed
With a Copy To:           Veeder Law Firm
                          400 North Broadway
                          Billings, MT

except that any of the foregoing may from time to time by written notice to the others designate another address which shall thereupon become its effective address for the purposes of this section.

9.02 No Broker. Each of the Sellers, and the Corning Parties represent and warrant each to the other that no agent, broker, person or firm acting on any party's behalf is or shall be entitled to a commission, finder's fee or other payment of like nature in connection with the transactions contemplated hereby. No party has nor shall have any liability for any such payments resulting from retention of any of the above persons by any other party.

9.03 Sole Agreement. This Agreement constitutes the only agreement by and among the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or written or oral agreements between the parties with respect to the subject matter of this Agreement.

9.04 Expenses. Each party shall pay its own expenses incident to the preparation and carrying out of this Agreement, whether or not the transactions contemplated by this Agreement are consummated.

9.05 Full Agreement. This Agreement sets forth all rights, obligations and liabilities of the parties, and no terms and provisions hereof or thereof, including without limitation the terms and provisions contained in this sentence, shall be waived, modified or altered so as to impose any additional obligations or liability or grant any additional right or remedy and no custom, payment, act, knowledge, extension of time, favor or indulgence, gratuitous or otherwise, or words or silence at any time, shall impose any additional obligation or liability or grant any additional right or remedy or be deemed a waiver or release of any obligation, liability, right or remedy except as set forth in a written instrument properly executed and delivered by the party sought to be charged, expressly stating that it is, and the extent to which it is, intended to be so effective. No assent, express or implied, by any party, or waiver by any party, to or of any breach of any term or provision of this Agreement shall be deemed to be an assent or waiver to or of such or any succeeding breach of the same or any other such term or provision.

9.06 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person, property or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

9.07 Publicity. No Seller shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior written consent of Corning. This provision shall not apply, however, to any announcement or written statement which in the opinion of counsel to such party is required to be made by law or the regulations of any federal or state governmental agency or any stock exchange.

9.08 Successors; Benefit. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, legal representatives, successors and assigns of the parties hereto. The parties do not intend to confer any benefit under this Agreement on anyone other than a party hereto or its successors in interest and nothing contained herein shall be deemed to confer any such benefit on any such person. Without limiting the foregoing, the Sellers acknowledge that following the Closing NuCor will merge with or contribute the Assets to one or more Corning affiliates and that such affiliate(s) shall have the same rights and obligations hereunder as if they were original parties hereto in lieu of NuCor, provided that no such merger or contribution will relieve Corning or NuCor of its obligations hereunder. Notwithstanding the foregoing no Shareholder may transfer any interest in or encumber any Company shares or assign any rights hereunder prior to the Closing.

9.09 Governing Law. This Agreement and the transactions contemplated hereby shall be construed and enforced in accordance with the laws of Montana without regard to the conflict of law provisions thereof.

9.10 Headings. The various section headings in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

9.11 Counterparts. This Agreement may be executed simultaneously in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.12 Affiliates. The term "affiliates" as used in this Agreement shall mean a person or entity controlling, controlled by or controlled in common with another person or entity. The term "control" shall mean the ability to direct the actions of the controlled entity by contract or by direct or indirect ownership of 50% or more of the equity or voting power of an entity. Notwithstanding the foregoing, Pathology Consultants, P.C. (or any entity succeeding to its business) shall be deemed to be an affiliate of Dr. Setzer or Dr. Holley, as the case may be, so long as such person remains a shareholder of Pathology Consultants, P.C. (or such successor entity).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:

CORNING INCORPORATED

By:
   Name:
   Title:

ATTEST:
MRL NUCOR, INC.

By:
   Name:
   Title:

MEDICAL REFERENCE LABORATORIES, INC.
By:
   Name:
   Title:

[Shareholder]

[Shareholder]

[Shareholder]

[Shareholder]